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                                                                    Exhibit 10.9

[LOGO]     Empire
           BlueCross
           BlueShield

                                 July 31, 2000

Mr. Kenneth Klepper
One World Trade Center
New York, New York 10048



Dear Kenny:

                We are pleased to inform you that the Nominating and Compensation Committee ("Committee") of Empire Blue Cross Blue Shield ("Company") has approved a special three-year performance incentive for you. This opportunity is only being made to you and is in addition to the other compensation programs in which you currently participate in.

                The total incentive that you can earn over three years is $2,000,000. The goals to be achieved at the end of 2000, 2001 and 2002 are set forth in the Attachment.

                You can earn $500,000 for achieving the Year 2000 goals by December 31, 2000.

                You can earn $750,000 for achieving the Year 2001 goals by December 31, 2001.

                You can earn $750,000 for achieving the Year 2002 goals by December 31, 2002.

                The Committee will review your performance at its February meeting following each such year, and the amount of your incentive payment will be in proportion to the results achieved (as determined in good faith by the Committee). Payment will be made at the next possible pay period.

                The Committee will ignore any goal that was not accomplished by you because the Company affirmatively decided to not pursue such goal or to not fund the reasonable costs therefor, or to defer such goal to a later date. If you die or become disable in any year during the incentive period, you or your estate will receive a prorated incentive payment for such year based on the results through the date of your death or disability, plus one-half of the remaining incentives hereunder.

                The special incentive does not change your employment status. You are expected to perform the tasks normally associated with your position (in addition to the goals described in the Attachment). You are not guaranteed employment during the special incentive period. However, if your employment is terminated by the Company other than for "cause" (as defined in the Company's code of business conduct attached hereto and consistently applied) or your death or disability, you shall be entitled to the remaining incentive payments described herein as soon as practicable following the Committee's next meeting. If you resign or your


                                               Empire Blue Cross and Blue Shield
                                                          One World Trade Center
                                                          New York NY 10048-0682

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Mr. Kenneth Klepper
July 31, 2000
Page 2

employment with the Company is terminated for "cause" (as defined above), you will forfeit all remaining incentive payments hereunder.

                In consideration of this special incentive opportunity, you hereby agree that for six months immediately after your termination of employment with the Company, you will not solicit, entice or induce any employee (other than Connie Klepper) of the Company or any of its subsidiaries to become employed by any other person, or assist any such person to do any of those things.

                This special incentive opportunity is being provided to you on the condition that you will not disclose its existence or its terms to any person (other than the Company's CEO or COO, or your spouse or family, counsel or financial planner) without the Company's prior written consent.

                You acknowledge and agree that the special bonus payments hereunder shall be disregarded in determining the amount of your benefits under any employee benefit plan, including the Company's retirement plans.

                This letter sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, communications or representations, whether oral or written, of any party hereto with respect to the subject matter hereof. This letter may not be amended except by written agreement of the parties.

                If and to the extent that any court of competent jurisdiction holds any provision of this agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this agreement. This letter agreement shall be governed by with the laws of the State of New York.

                If the foregoing correctly sets forth your understanding of our agreement, please indicate your acceptance by signing and returning to us a copy of this letter.

                                        Sincerely,

                                        EMPIRE BLUE CROSS BLUE SHIELD

                                        By: /s/ Michael A. Stocker, M.D.
                                           -------------------------------------
                                           Dr. Michael A. Stocker
                                           President and Chief Executive Officer


Accepted and Agreed
this 3 day of August 2000:


/s/ Kenneth Klepper
-------------------
Kenneth Klepper

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